Exhibit 99.1

AITX's RAD Strengthens Position in Global Logistics with Repeat ROAMEO Order

Major Enterprise Client Selects ROAMEO to Patrol Another High-Profile Facility

Detroit, Michigan, August 11, 2026 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), has secured an order for a second ROAMEO™ autonomous security patrol vehicle from a global logistics leader. The long-standing client, which has deployed dozens of RAD solutions across multiple locations, selected ROAMEO to patrol another major logistics facility.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
ROAMEO
Rugged Observation
Assistance Mobile
Electronic Officer
Powered by
$AITX
group of companies
Another ROAMEO Win
Global Logistics Leader
Orders Again

AITX's autonomous security patrol vehicle ROAMEO operating at a large logistics center.

The repeat order further reinforces logistics as ROAMEO's leading commercial use case. Large logistics facilities present extensive perimeters, continuous vehicle and personnel activity, and broad areas that require consistent patrol coverage. ROAMEO is designed to autonomously patrol these environments while expanding visibility, strengthening deterrence, and supporting existing security personnel and infrastructure.

The order builds upon RAD's previously announced relationship with the client, which committed to deploying multiple RAD solutions across several locations in August 2025. The addition of a second ROAMEO reflects the continued expansion of that relationship and the client's growing adoption of autonomous patrol within its security operation

"This client has been an exceptional partner to the Company, providing strong support, valuable operational input and a clear understanding of what autonomous security can deliver," said Steve Reinharz, CEO/CTO of AITX and RAD. "Their decision to order a second ROAMEO is particularly meaningful because it comes from an organization that knows our technology, has deployed it at scale and continues to help us make it stronger. This is exactly the type of relationship that moves an entire platform forward."

ROAMEO is RAD's mobile patrol vehicle, engineered for autonomous security patrols across expansive outdoor environments. Towering at 6 feet 8 inches and weighing over 1,600 pounds, ROAMEO delivers a commanding presence while performing complex tasks like AI-powered threat detection, real-time engagement, and obstacle avoidance. Equipped with autonomous navigation and self-recharging capabilities, the device is purpose-built to take on the repetitive, high-cost duties typically assigned to human guards. Whether patrolling a busy campus parking lot or securing the perimeter of a logistics hub, ROAMEO delivers uninterrupted coverage, faster response, and measurable cost savings over traditional patrol models.

RAD anticipates deploying the ROAMEO at the client's facility before the end of calendar 2026.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated execution of definitive contracts for the ordered ROAMEO unit and the timing and completion of it deployment, potential additional deployments and customer sites, and production scaling. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive contracts for some or all of the ordered units are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

For purposes of the Company's disclosures, "Artificial Intelligence" refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company's business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company's primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company's Board of Directors oversees the Company's deployment of Artificial Intelligence.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/